Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Jackie Seneker
SiriCOMM, Inc.
2900 Davis Blvd., Suite 130
Joplin, MO 64804
Phone: 417-626-9971
Web: http://www.siricomm.com
Email: info@siricomm.com

               SiriCOMM RELEASES CUSTOMER SERVICE SYSTEM UPGRADES
                     Features Improved Back-Office Processes

Joplin, Mo. - March 10, 2005 -- SiriCOMM, Inc. (OTC BB: SIRC), a nationwide broadband wireless software and network company serving the commercial transportation industry and government market, today announced an upgrade to the company's customer relationship management (CRM) software system. The latest upgrade allows for personal identification number (PIN)- based transactions, which enables pre-paid card purchases in addition to the current method of credit card transactions.

"Flexible payment options, ease of use and timeliness of service are vital to meeting our customers' demanding schedules," said Kory Dillman, Executive Vice President for SiriCOMM. SiriCOMM developed Concord to be an integrated CRM and billing system. Concord enables SiriCOMM to handle billing transactions using a wide range of payment options. The CRM module was designed to expedite better customer service and maximize customer satisfaction. The system is designed to gain insight from the customer and in turn reduce service resolution times by centralizing all account information.
Dillman stated, "We have a system that provides the greatest methods of payment options, and the ability to respond to questions or difficulties the customer might be having with the service." Dillman said further that these latest upgrades are representative of the Company's efforts to respond to the growing needs of our clients. SiriCOMM has installed SiriCOMM Wi-Fi Hot Spots in over 255 locations within 38 states. The Company hopes to increase its density of coverage with additional installations planned within the next several months.

About SiriCOMM

SiriCOMM provides nationwide broadband wireless software and network infrastructure solutions for the commercial transportation industry and government market. The Company has a vertically integrated technology platform incorporating both software applications and broadband network infrastructure and access. The vertical-specific, enterprise-grade software solutions are designed to help businesses of any size and the government to significantly increase profitability, reduce operating costs, improve productivity and operational efficiencies, enhance safety, and strengthen security. The Company's unique, commercial-grade private network solution is built for enterprises and integrates multiple technologies to enable an ultra high-speed, open-architecture wireless data network for its software applications and Internet access. The Company believes that its vertical-specific software, network technology, deep industry relationships, and low cost of operations represent significant value to the commercial transportation industry and the government market.

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Statements about the future performance of SiriCOMM, economic trends, and other forward-looking statements in this release are made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of SiriCOMM's products, increased levels of competition for the company, new products and technological changes, SiriCOMM's dependence on third-party suppliers, and other risks detailed from time to time in SiriCOMM's periodic reports filed with the Securities and Exchange Commission. SiriCOMM provides no assurance regarding the actual outcome of the events contemplated by any forward-looking statements included in this release.

Contact Information
Jackie Seneker
SiriCOMM, Inc.
417-626-9971
info@siricomm.com
http://www.siricomm.com

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